March 28, 2019

Michael Poteshman
Chief Financial Officer
TUPPERWARE BRANDS CORP
14901 South Orange Blossom Trail
Orlando, Florida

       Re: TUPPERWARE BRANDS CORP
           Form 10-Q For The Thirteen Weeks Ended September 30, 2018 Filed November 2, 2018
           File No. 001-11657

Dear Mr. Poteshman:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction